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                                                                      EXHIBIT 12

              WARNER-LAMBERT COMPANY AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------------
                                                             1995        1994       1993       1992      1991
                                                           --------    --------    ------     ------    ------
                                                                          (DOLLARS IN MILLIONS)

Earnings before income taxes and accounting changes
  (less minority interests).............................   $1,018.6    $  913.1    $318.5     $858.2    $221.5
Add:
     Interest on indebtedness -- excluding amount
       capitalized......................................      122.7        93.7      64.2       80.8      58.2
     Amortization of debt expense.......................         .4          .4        .5         .6        .4
     Interest factor in rent expense(a).................       26.9        26.2      25.4       23.4      22.3
                                                           --------    --------    ------     ------    ------
          Adjusted earnings.............................   $1,168.6    $1,033.4    $408.6     $963.0    $302.4
                                                           --------    --------    ------     ------    ------
                                                           --------    --------    ------     ------    ------
Fixed Charges:
     Interest on indebtedness...........................   $  122.7    $   93.7    $ 64.2     $ 80.8    $ 58.2
     Capitalized interest...............................       10.1         9.4       8.6        8.1       9.4
     Amortization of debt expense.......................         .4          .4        .5         .6        .4
     Interest factor in rent expense(a).................       26.9        26.2      25.4       23.4      22.3
                                                           --------    --------    ------     ------    ------
          Total fixed charges...........................   $  160.1    $  129.7    $ 98.7     $112.9    $ 90.3
                                                           --------    --------    ------     ------    ------
                                                           --------    --------    ------     ------    ------
Ratio of earnings to fixed charges......................        7.3         8.0       4.1(b)     8.5       3.3(c)
                                                           --------    --------    ------     ------    ------
                                                           --------    --------    ------     ------    ------


 (a) Represents one third of rental expense, which the Company believes is a reasonable approximation.

 (b) The Company's ratio of earnings to  fixed charges for 1993 would have  been
     9.5 excluding the restructuring charges of $525.2 million.

 (c) The  Company's ratio of earnings to fixed  charges for 1991 would have been
     9.4 excluding the restructuring charge of $544.0 million.


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